CSW Industrials Reports Fiscal 2022 Third Quarter and Year-to-Date Results

DALLAS, February 3, 2022 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported results for the fiscal 2022 third quarter and nine-month fiscal year-to-date periods ended December 31, 2021.

Fiscal 2022 Third Quarter Highlights (comparisons to fiscal 2021 third quarter)

•Total revenue increased 52% to $136.3 million, compared to $89.9 million
•Organic revenue growth of 22%, or $19.6 million
•GAAP net income attributable to CSWI of $8.3 million, compared to the prior year period of $2.3 million, or $8.8 million adjusted to exclude expenses related to TRUaire acquisition and Whitmore JV formation
•Earnings per diluted share (EPS) of $0.52, compared to prior year period EPS of $0.16, or $0.59 as adjusted
•Adjusted EBITDA growth of 25% to $19.9 million, compared to $15.9 million
•Net cash provided by operating activities of $26.7 million, compared to $9.2 million
•Maintained balance sheet strength with leverage ratio, in accordance with our credit facility, of approximately 1.6x debt to EBITDA
•Executed capital allocation strategy, closed previously announced Shoemaker acquisition on December 15, 2021, for aggregate purchase price of $43.3 million, enhancing future growth into the heating, ventilation, air conditioning and refrigeration (HVAC/R) end market
•TRUaire manufacturing facility in Vietnam resumed normal production activities in late November

Fiscal 2022 Year-to-Date Highlights (comparisons to fiscal 2021 year-to-date period)

•Total revenue increased 59% to $453.1 million, compared to $285.8 million
•Organic revenue growth of 25%, or $71.7 million; all segments reported organic growth
•GAAP net income attributable to CSWI of $46.4 million, or $2.93 of EPS, compared to $30.7 million, or $2.06 of EPS
•Net income attributable to CSWI, adjusted to exclude the TRUaire purchase accounting effect, of $49.3 million, or $3.12 of EPS, compared to $37.2 million, or $2.49 of EPS, adjusted to exclude expenses related to TRUaire acquisition and Whitmore JV formation
•Adjusted EBITDA growth of 55% to $94.2 million, compared to $60.7 million
•21% adjusted EBITDA margin in both periods
•Net cash provided by operating activities of $69.5 million, compared to $54.0 million

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "In our fiscal third quarter, we saw the benefit of our diversified business model in our strong results, as all three segments contributed to our growth. We achieved significant year-over-year revenue and adjusted EBITDA growth. On December 15, we celebrated the one-

year anniversary of the TRUaire acquisition, and simultaneously closed on the Shoemaker acquisition. I’m also very pleased to report that our TRUaire manufacturing facility in Vietnam returned to full production in the fiscal third quarter as in-country COVID restrictions eased. "

Armes continued, "In response to current inflationary pressures in the global supply chain, primarily in material and freight costs, we implemented additional price increases for specific products and end markets served. We remain committed to appropriate price actions that continue to maintain profitability.”

Fiscal 2022 Third Quarter Consolidated Results

Fiscal third quarter revenue was $136.3 million, representing 51.5% growth from $89.9 million in the prior year period. Of the $46.4 million total growth, $19.6 million (21.7% of the 51.5% total growth) resulted from organic growth, with the remainder contributed by the TRUaire and Shoemaker acquisitions ($26.8 million). In the current quarter, price actions contributed to revenue growth across all segments and end markets served. These price actions were in response to higher input costs and were incremental to actions in the nine months ended September 30, 2021. During calendar 2021, price actions targeted the initial objective of protecting profit dollars.

GAAP gross profit in the fiscal third quarter was $50.0 million, representing 27.2% growth from $39.3 million in the prior year period, with the incremental profit resulting predominantly from the TRUaire acquisition and increased organic sales. Gross profit margin as a percentage of sales was 36.7%, compared to 43.7% in the prior year period. The decline in gross margin resulted from the inclusion of the TRUaire acquisition, material and freight cost inflation that outpaced instituted price increases, and a shift in sales to lower margin projects in the Engineered Building Solutions segment. Fiscal third quarter 2022 profitability was also negatively impacted by $0.5 million of under-absorption costs resulting from reduced production levels and incremental compensation expense incurred at the TRUaire manufacturing facility in Vietnam to maintain operations in accordance with COVID-19 restrictions ("TRUaire Vietnam COGS Impact"). There were no adjustments in either period.

GAAP operating expenses increased to $37.9 million in the current year period, from $35.2 million in the prior year period, or $27.3 million adjusted for the $8.0 million in expenses related to the TRUaire acquisition and Whitmore JV formation ("transaction expenses"). Operating expenses increased in the current period, primarily due to the inclusion of TRUaire, Shoemaker, and the Whitmore JV, as well as higher sales commission, equity compensation, and travel expenses. Operating expenses as a percent of revenue was 27.8% in the current period, compared to 39.2% in the prior year period, or 30.3% adjusted for the transaction expenses, as strong sales growth outpaced the increased operating expenses. There were no adjustments in the current year period.

GAAP operating income in the current period was $12.1 million, compared to $4.1 million in the prior year period, or $12.1 million adjusted for the previously mentioned transaction expenses. GAAP operating income margin was 8.9% in fiscal 2022 third quarter, compared to 4.6% in the prior year period, or 13.4% adjusted for the transaction expenses. The decrease in margin resulted from the previously discussed decline in gross profit margin that was only partially offset by the improved operating expense margin. Fiscal third quarter 2022 operating income margin was also negatively impacted by $0.5 million of Shoemaker transaction expenses; no adjustments were made in the current year period.

In the current year period, GAAP net income attributable to CSWI (net of non-controlling interest in the joint venture) was $8.3 million, or $0.52 of EPS. In the prior year period, GAAP net income was $2.3 million, or $0.16 of EPS, and when adjusted to exclude the transaction expenses, was $8.8 million, or $0.59 of EPS. While there were no adjustments to earnings in the current period, the negative profitability from the sum of the previously discussed TRUaire Vietnam COGS Impact and the Shoemaker transaction expenses reduced current period EPS by approximately $0.05.

Fiscal 2022 third quarter adjusted EBITDA increased 25.4% to $19.9 million from $15.9 million in the prior year period. Adjusted EBITDA as percent of revenue was 14.6% and 17.7%, in the current and prior year period, respectively.

Following quarter end, the Company declared its twelfth consecutive quarterly regular cash dividend in the amount of $0.15 per share, which will be paid on February 11, 2022, to shareholders of record on January 31, 2022.

On a GAAP basis, the Company’s effective tax rate for the fiscal third quarter was 19.1%, which differed from the statutory rate primarily due to excess tax deductions related to stock compensation.

Fiscal 2022 Third Quarter Segment Results

Contractor Solutions segment revenue was $82.5 million, a $38.0 million (85.6%) increase from the prior year period, comprised of inorganic growth from TRUaire and Shoemaker ($26.8 million), and organic growth of $11.2 million (25.3% of the total 85.6% growth) due to pricing initiatives that started in the fiscal 2021 fourth quarter, continued, and increased through the current period. GAAP segment operating income was $10.8 million, compared to $2.9 million in the prior year period, or $9.8 million adjusted for the TRUaire transaction expenses. Strong revenue growth was partially offset by increased material and freight costs, the TRUaire Vietnam COVID COGS Impact discussed above, and increased spending on sales commissions and depreciation and optimization expenses related to enterprise resource planning systems. Segment operating income margin in the fiscal third quarter was 13.0%, compared to 6.5% in the prior year period, or 22.1% adjusted for the TRUaire transaction expenses. Segment operating income margin decline resulted from the increase in operating expenses discussed above, which outpaced revenue growth. Segment adjusted EBITDA in the fiscal third quarter was $16.6 million, or 20.2% of revenue, compared to $12.3 million, or 27.6% of revenue in the prior year period. There were no adjustments in the current year period.

Engineered Building Solutions segment revenue was $23.9 million, a 7.0% decrease from the prior year period, as demand softness in multi-family residential construction outpaced strength in other categories of the architecturally-specified building products end market. GAAP segment operating income was $3.2 million, compared to the prior year period of $4.2 million, due to the shift in sales to lower margin projects. Segment operating income margin in the current year period was 13.4%, compared to the prior year period of 16.3%, due lower margin projects. Segment EBITDA and EBITDA margin were $3.6 million and 15.1% in the fiscal third quarter, compared to $4.2 million and 16.5% in the prior year period. There were no adjustments in either period.

Specialized Reliability Solutions segment revenue was $31.4 million, a $11.5 million (57.9%) increase from the prior year period, due to sales growth into energy, mining, general industrials, and rail end markets and the positive impact from multiple pricing initiatives this fiscal year. GAAP segment operating income was $2.7 million, compared to $0.6 million in the prior year period, or $1.7 million excluding the Whitmore JV formation expenses. Strong organic revenue growth was partially offset by increased material expenses that outpaced implemented price increases, as well as additional commission and travel expenses associated with sales growth. Segment operating income margin in the fiscal third quarter was 8.4%, compared to the prior year period of 3.1%, or 8.4% adjusted for the Whitmore JV formation expenses. Segment adjusted EBITDA and adjusted EBITDA margin were $4.0 million and 12.9% in the fiscal third quarter, compared to $3.0 million and 15.0% in the prior year period. There were no adjustments in the current year period.

Fiscal 2022 First Year-to-Date Consolidated Results

Fiscal year-to-date revenue was $453.1 million, representing 58.5% growth from $285.8 million in the prior year period, with growth in all reporting segments and all end markets served. Of the $167.3 million total growth, $71.7 million (25.1% of the 58.5% total growth) resulted from organic growth from increased sales volumes and implemented pricing initiatives, with the remainder ($95.6 million) contributed by the TRUaire and Shoemaker acquisitions. Sales increased in all three segments.

GAAP gross profit in the fiscal year-to-date period was $181.7 million, representing $50.9 million (38.9%) growth from $130.8 million in the prior year period, with the incremental profit resulting predominantly from the TRUaire acquisition, increased organic sales volumes, and pricing initiatives. Gross profit margin as a percentage of sales was 40.1%, compared to 45.8% in the prior year period. Adjusted to exclude the final $3.9 million purchase accounting effect reported in fiscal 2022 first quarter, fiscal year-to-date gross profit and gross profit margin were $185.6 million and 41.0%, respectively. The decline in gross profit margin was primarily due to incremental expenses related to the TRUaire inclusion, material and freight cost increases outpacing implemented pricing initiatives, and the TRUaire Vietnam COVID COGS Impact discussed above ($1.7 million year-to-date). Additionally, a shift in sales to lower margin projects for the Engineered Building Solutions segment also contributed to the gross profit margin decrease. There were no adjustments in the prior year period.

GAAP operating expenses in the current year period were $115.2 million, compared to $88.3 million in the prior year period, or $80.3 million adjusted for the aforementioned transaction expenses. The increased operating expenses were mainly due to the incremental expenses related to inclusion of TRUaire, Shoemaker, and the Whitmore JV in the current period, depreciation and amortization for TRUaire and enterprise resource planning system, and expenses related to normal business operations, such as equity compensation, travel, commissions, and headcount. Operating expenses as a percent of revenue improved to 25.4% in the current year period, compared to 30.9% (28.1% adjusted for the transaction expenses) in the prior year period, as sales growth outpaced the increase in operating expenses. During fiscal third quarter 2022, $0.5 million of Shoemaker transaction expenses were also included in operating expenses; no adjustments were made in the current year period.

In the current period, GAAP operating income was $66.5 million, or $70.4 million adjusted for the aforementioned purchase accounting effect. In the prior year period, GAAP operating income was $42.5 million, or $50.5 million adjusted for the transaction expenses. The adjusted operating income growth resulted from the aforementioned increased gross profit, partially offset by increased operating expenses. GAAP operating income margin in the current period was 14.7%, or 15.5% on an adjusted basis, compared to the prior year period of 14.9%, or 17.7% on an adjusted basis. The comparative period margin decrease resulted from the previously discussed decline in gross profit margin that was only partially offset by the improved operating expense margin.

In the current period, reported net income attributable to CSWI was $46.4 million, or $2.93 per diluted share, and when adjusted to exclude the TRUaire purchase accounting effect was $49.3 million, or $3.12 of EPS. In the prior year period, reported net income attributable to CSWI was $30.7 million, or $2.06 of EPS, and when adjusted to exclude the transaction expenses was $37.2 million, or $2.49 of EPS. These EPS figures are without any adjustment for the negative profitability from the sum of the previously discussed TRUaire Vietnam COGS Impact and the Shoemaker transaction expenses, which reduced current period EPS by approximately $0.11.

Fiscal 2022 year-to-date adjusted EBITDA increased 55% to $94.2 million from $60.7 million in the prior year period. Adjusted EBITDA as percent of revenue was 20.8% and 21.2%, in the current and prior year period, respectively.

Net cash provided by operating activities for the fiscal 2022 year-to-date was $69.5 million, compared to $54.0 million, with the increase due to improved profitability and accounts payable management, partially offset by cash used in incremental inventory purchases.

The Company’s effective tax rate for the fiscal year-to-date was 23.6% on a GAAP basis, and the Company continues to expect a 25% tax rate for fiscal year 2022.

Fiscal 2022 Year-to-Date Segment Results

Contractor Solutions segment revenue was $296.0 million, a $138.4 million (87.7%) increase from the prior year period, with inorganic growth from TRUaire and Shoemaker ($95.6 million), organic growth of $42.8 million (27.1% of the 87.7% total growth) due to increased sales volumes in HVAC/R, plumbing and architecturally-specified building products end markets and pricing initiatives, offset by a decline in the general industrial end market. GAAP segment operating income was $67.0 million, or $70.9 million adjusted to exclude the previously mentioned purchase price accounting effect. In the prior year period, GAAP segment operating income was $40.5 million, or $47.4 million adjusted for the TRUaire transaction expenses. During the current year period, adjusted segment operating income was primarily impacted by inflation in material and freight costs, the TRUaire Vietnam COVID COGS Impact discussed above, as well as increased sales commissions, headcount, travel, depreciation and optimization expenses related to enterprise resource planning systems. Segment operating income margin in the fiscal year-to-date was 22.6% (24.0% adjusted), compared to the prior year period of 25.7% (30.0% adjusted), as the increased expenses discussed above outpace revenue growth. Segment adjusted EBITDA in the fiscal year-to-date was $88.4 million, or 29.9% of revenue, compared to $52.7 million, or 33.4% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $73.4 million, a $1.8 million (2.6%) increase from the prior year period, primarily due to enhanced marketing efforts promoting existing and newly developed products, market share gains due to competitive lead times in the marketplace, and improved specification levels, partially offset by demand softness in multi-family residential construction. GAAP segment operating income was $9.4 million, a decrease compared to the prior year period of $11.8 million, due to a shift in sales to lower margin projects, and an investment in future growth with additional sales team members and new product development. Segment operating income margin in the current year period was 12.8%, compared to the prior year period of 16.4% due to the additional expenses and lower margin projects. Segment EBITDA and EBITDA margin in the fiscal year-to-date period were $10.9 million and 14.8%, compared to $12.3 million and 17.2% in the prior year period. There were no adjustments in either period.

Specialized Reliability Solutions segment revenue was $85.3 million, a $28.4 million (49.9%) increase from the prior year period of $56.9 million, all of which was organic, driven by primarily by demand recovery in the energy, mining, general industrial end markets, and the impact from multiple pricing initiatives this fiscal year. In the current year period, GAAP segment operating income was $3.9 million, compared to the prior year period of $1.3 million, or $2.3 million adjusted for the Whitmore JV formation expenses. Improved segment operating income resulted from organic revenue growth that outpaced the growth in expenses. GAAP segment operating income margin in the fiscal year-to-date was 4.6%, compared to the prior year period of 2.3%, or 4.1% adjusted. Segment adjusted EBITDA and adjusted EBITDA margin were $8.4 million and 9.9% in the fiscal year-to-date, compared to $6.6 million and 11.5% in the prior year period. There were no adjustments in the current period.

All percentages are calculated based upon the attached financial statements and reconciliations of non-GAAP financial measures.

Fiscal 2022 Guidance Update

In November 2021, CSWI provided consolidated guidance for the fiscal 2022 third and fourth quarters and is updating this guidance.

For the fiscal third quarter, CSWI reported $19.9 million of adjusted EBITDA and $0.52 of EPS, exceeding the previously provided guidance ranges for both metrics of $0.40 to $0.45 EPS and $17.0 million to $18.5 million of EBITDA. CSWI is maintaining the previously provided aggregate guidance for the second half of the fiscal year, of $1.50 to $1.65 of EPS and $50.0 million to $53.5 million of EBITDA.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, Thursday, February 17, 2022. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13726202. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a growth-oriented, diversified industrial Company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Revenues, net	$136,286	$89,932	$453,136	$285,836
Cost of revenues	(86,244)	(50,594)	(271,445)	(155,010)
Gross profit	50,042	39,338	181,691	130,826
Selling, general and administrative expenses	(37,894)	(35,221)	(115,177)	(88,276)
Operating income	12,148	4,117	66,514	42,550
Interest expense, net	(1,184)	(469)	(4,151)	(1,071)
Other expense, net	(127)	(592)	(432)	(1,259)
Income before income taxes	10,837	3,056	61,931	40,220
Provision for income taxes	(2,068)	(710)	(14,592)	(9,560)
Net income	8,769	2,346	47,339	30,660
Less: Income attributable to redeemable noncontrolling interest	(458)	—	(985)	—
Net income attributable to CSW Industrials, Inc.	$8,311	$2,346	$46,354	$30,660

Net income per share attributable to CSW Industrials, Inc.
Basic	$0.53	$0.16	$2.94	$2.07
Diluted	$0.52	$0.16	$2.93	$2.06

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2021	March 31, 2021
(Amounts in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$16,184	$10,088
Accounts receivable, net of allowance for expected credit losses of $1,021 and $915, respectively	90,737	96,695
Inventories, net	127,442	98,086
Prepaid expenses and other current assets	16,355	9,684
Total current assets	250,718	214,553
Property, plant and equipment, net of accumulated depreciation of $78,510 and $72,944, respectively	82,557	82,554
Goodwill	237,985	218,795
Intangible assets, net	295,149	283,060
Other assets	83,636	75,995
Total assets	$950,045	$874,957

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$39,530	$32,444
Accrued and other current liabilities	58,335	49,743
Current portion of long-term debt	561	561
Total current liabilities	98,426	82,748
Long-term debt	230,355	241,776
Retirement benefits payable	1,706	1,695
Other long-term liabilities	145,444	136,725
Total liabilities	475,931	462,944
Commitments and contingencies (See Note 14)
Redeemable noncontrolling interest	15,376	—
Equity:
Common shares, $0.01 par value	162	161
Shares authorized – 50,000
Shares issued – 16,284 and 16,162, respectively
Preferred shares, $0.01 par value	—	—
Shares authorized (10,000) and issued (0)
Additional paid-in capital	110,790	104,689
Treasury shares, at cost (454 and 511 shares, respectively)	(32,604)	(34,075)
Retained earnings	386,448	347,234
Accumulated other comprehensive loss	(6,058)	(5,996)
Total equity	458,738	412,013
Total liabilities, redeemable noncontrolling interest and equity	$950,045	$874,957

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Amounts in thousands)	Nine Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$47,339	$30,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,731	6,079
Amortization of intangible and other assets	19,765	5,698
Provision for inventory reserves	3,519	1,169
Provision for doubtful accounts	1,146	227
Share-based and other executive compensation	6,223	3,945
Net gain on disposals of property, plant and equipment	(9)	(42)
Net pension benefit	269	121
Net deferred taxes	1,757	456
Changes in operating assets and liabilities:
Accounts receivable	5,621	14,115
Inventories	(33,250)	(1,581)
Prepaid expenses and other current assets	(4,827)	(4,494)
Other assets	378	(340)
Accounts payable and other current liabilities	12,032	(1,787)
Retirement benefits payable and other liabilities	778	(180)
Net cash provided by operating activities	69,472	54,046
Cash flows from investing activities:
Capital expenditures	(8,356)	(6,886)
Proceeds from sale of assets	21	604
Cash paid for acquisitions	(36,427)	(278,680)
Net cash used in investing activities	(44,762)	(284,962)
Cash flows from financing activities:
Borrowings on line of credit	52,513	255,000
Repayments of line of credit and term loan	(63,934)	(10,421)
Purchase of treasury shares	(5,356)	(10,488)
Payments of deferred loan costs	(2,327)	(149)
Proceeds from stock option activity	1,326	1,331
Proceeds from acquisition of redeemable noncontrolling interest shareholder	6,293	—
Dividends	(7,084)	(5,970)
Net cash provided by (used in) financing activities	(18,569)	229,303
Effect of exchange rate changes on cash and equivalents	(45)	1,535
Net change in cash and cash equivalents	6,096	(78)
Cash and cash equivalents, beginning of period	10,088	18,338
Cash and cash equivalents, end of period	$16,184	$18,260

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share data)	2021	2020	2021	2020

GAAP Net income attributable to CSWI	$8,311	$2,346	$46,354	$30,660

Adjusting items, net of tax:
Transaction costs and other professional fees	—	6,499	—	6,499
Purchase accounting effect	—	—	2,959	—
Adjusted Net Income	$8,311	$8,845	$49,313	$37,159

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$0.52	$0.16	$2.93	$2.06

Adjusting items, per diluted common share:
Transaction costs and other professional fees	—	0.43	—	0.44
Purchase accounting effect	—	—	0.19	—
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$0.52	$0.59	$3.12	$2.49

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
GAAP Net Income attributable to CSWI	$8,311	$2,346	$46,354	$30,660
Plus: Income attributable to redeemable noncontrolling interest	458	—	985	—
GAAP Net Income	$8,769	$2,346	$47,339	$30,660

Adjusting Items:
Interest Expense	1,184	469	4,151	1,071
Income Tax Expense	2,068	709	14,591	9,560
Depreciation & Amortization	7,890	4,392	28,120	11,461
EBITDA	$19,912	$7,917	$94,202	$52,751

Adjusting Items:
Transaction Expenses	—	7,960	—	7,960
Adjusted EBITDA	$19,912	$15,877	$94,202	$60,711
EBITDA % Revenue	14.6%	17.7%	20.8%	21.2%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31, 2021
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$82,459	$23,905	$31,384	$(1,462)	$136,286

GAAP Operating Income	$10,756	$3,200	$2,650	$(4,459)	$12,148
Adjusted Operating Income	$10,756	$3,200	$2,650	$(4,459)	$12,148
% Revenue	13.0%	13.4%	8.4%		8.9%
Adjusting Items:
Other Income (Expense)	80	(87)	(78)	(42)	(127)
Depreciation & Amortization	5,782	498	1,472	138	7,890
Adjusted EBITDA	$16,618	$3,611	$4,045	$(4,362)	$19,912
% Revenue	20.2%	15.1%	12.9%		14.6%

(Amounts in thousands)	Three Months Ended December 31, 2020
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$44,439	$25,700	$19,874	$(80)	$89,932

GAAP Operating Income	$2,900	$4,194	$619	$(3,597)	$4,117
Adjusting Items:
Transaction costs & other professional fees	6,919	—	1,041	—	7,960
Adjusted Operating Income	$9,819	$4,194	$1,660	$(3,597)	$12,077
% Revenue	22.1%	16.3%	8.4%		13.4%
Adjusting Items:
Other Income (Expense)	98	(430)	(128)	(132)	(592)
Depreciation & Amortization	2,345	472	1,439	136	4,392
Adjusted EBITDA	$12,261	$4,236	$2,972	$(3,592)	$15,877
% Revenue	27.6%	16.5%	15.0%		17.7%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Nine Months Ended December 31, 2021
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$296,048	$73,389	$85,288	$(1,589)	$453,136

GAAP Operating Income	$67,021	$9,388	$3,928	$(13,823)	$66,514
Adjusting Items:
Purchase Accounting Effect	3,919	—	—	—	3,919
Adjusted Operating Income	$70,940	$9,388	$3,928	$(13,823)	$70,433
% Revenue	24.0%	12.8%	4.6%		15.5%
Adjusting Items:
Other Income (Expense)	(174)	(66)	(72)	(120)	(432)
Depreciation & Amortization	21,587	1,565	4,563	404	28,120
Purchase Accounting Effect	(3,919)	—	—	—	(3,919)
Adjusted EBITDA	$88,434	$10,887	$8,419	$(13,539)	$94,202
% Revenue	29.9%	14.8%	9.9%		20.8%

(Amounts in thousands)	Nine Months Ended December 31, 2020
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$157,694	$71,549	$56,887	$(295)	$285,836

GAAP Operating Income	$40,458	$11,763	$1,287	$(10,958)	$42,550
Adjusting Items:
Transaction costs & other professional fees	6,919	—	1,041	—	7,960
Adjusted Operating Income	$47,377	$11,763	$2,328	$(10,958)	$50,510
% Revenue	30.0%	16.4%	4.1%		17.7%
Adjusting Items:
Other Income (Expense)	47	(950)	(60)	(296)	(1,259)
Depreciation & Amortization	5,243	1,511	4,302	404	11,461
Adjusted EBITDA	$52,668	$12,324	$6,570	$(10,850)	$60,711
% Revenue	33.4%	17.2%	11.5%		21.2%